UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 17, 2000

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

Huffy Corporation is filing herewith an unaudited proforma balance sheet. This filing is made in response to numerous inquiries from shareholders and investors regarding the impact that the recently announced sale of Washington Inventory Service is projected to have on indebtedness and shareholder equity. The attached proforma balance sheet reflects the reduction in debt and the increase in shareholder equity resulting from the application of sales proceeds and recording the gain on the sale. The gain on the Washington Inventory Service sale of $20.3 million is equivalent to $1.97 per share of common stock.

Item 7. Financial Statements and Exhibits

(b) Proforma financial information.

HUFFY CORPORATION

CONSOLIDATED PROFORMA BALANCE SHEET

(Dollars in thousands, except per share data)

(UNAUDITED)

	November 4, 2000	September 30, 2000
Cash and cash equivalents	$10,396	$4,322
Receivables, net	86,388	73,582
Inventories	54,423	37,909
Prepaid expenses and other expenses	35,969	35,381
Net assets of discontinued operations	0	43,182
Total current assets	187,716	194,376
Property, plant and equipment, net	16,954	14,580
Intangibles and others	13,068	23,635
Total assets	$217,738 ======	$232,591 =======

Notes payable and current portion
of long-term debt	$4,119	$82,666
Accounts payable and accruals	108,091	77,186
Income taxes and other	13,165	7,186
Total current liabilities	125,375	167,038
Long-term debt	0	0
Other liabilities	20,218	18,449
Shareholders' equity	72,145	47,104
Total liabilities and shareholders' equity	$217,738 ======	$232,591 ======

Equity per common share outstanding	$7.07	$4.61
Working capital ratio	1.5	1.2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant	HUFFY CORPORATION

Date: November 17, 2000	By: /s/ Timothy G. Howard Timothy G. Howard Vice President and Corporate Controller (Principal Accounting Officer)